Exhibit (a) (5) (vi)

NETRO ANNOUNCES PRELIMINARY RESULTS OF STOCK TENDER OFFER

San Jose, CA, August 19, 2002 - (Business Wire) -- Netro Corporation (NASDAQ:
NTRO), a leading provider of broadband fixed wireless solutions, announced the preliminary results of its Dutch auction tender offer for up to 23 million shares of its common stock at a range of $3.50 to $4.00 per share, net to the seller in cash, without interest, which expired on August 16, 2002.

Based on a preliminary count by American Stock Transfer & Trust Company, the depositary for the offer, approximately 31.5 million shares, including approximately 4.2 million shares tendered through notice of guaranteed delivery, were properly tendered and not properly withdrawn at the price of $3.50 per share. Pursuant to applicable securities laws, Netro expects to purchase 23 million shares at a purchase price of $3.50 per share. Due to the over-subscription, shares tendered will be pro-rated at an estimated pro-ration factor of approximately 72.9%. All shares purchased in the offer will receive the same price. Both the pro-ration factor and the price per share are preliminary and subject to verification by the depositary. The actual price per share and the pro-ration factor will be announced promptly following completion of the verification process. Netro will pay for all shares purchased promptly following that time. Netro intends to fund the payment for shares from available cash.

The determination of the actual number of shares to be purchased is subject to final delivery and final confirmation. Additionally, under the securities laws, Netro may purchase additional shares representing up to 2% of its outstanding common stock.

Goldman, Sachs & Co. acted as the Dealer Manager and Georgeson Shareholder Communications Inc. acted as the Information Agent for the offer.

In addition, Netro's Board of Directors has authorized the repurchase of additional shares of Netro's common stock in the open market following the completion of the tender offer. The maximum amount to be used in such repurchases is $100 million, less the amount actually used to purchase shares in the tender offer. Assuming that the preliminary tender offer results are confirmed as the final results and Netro does not purchase the additional 2% of its outstanding common stock, the amount to be used in such repurchases will not exceed $19.5 million. In accordance with Rule 13e-4 under the Securities Exchange Act of 1934, no such repurchases will be made until after August 30, 2002.

About Netro Corporation

Netro Corporation is a leading provider of fixed broadband wireless systems used by telecommunications service providers to deliver voice and high-speed data services for access and mobile infrastructure applications to customers worldwide. Netro's vision is to provide breakthrough technology packaged in a carrier-class, practical solution that enables quick service delivery and efficient use of capital. Netro offers a broad range of low and high frequency products for business and residential, access and mobile infrastructure needs, with a wide set of licensed frequencies for point to multipoint: 1.9 to 39 GHz. The company's AirStar and Angel products have an impressive track record of performance and stability worldwide.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ

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materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, political and economic conditions in the countries we do business in, business conditions generally, growth in the telecommunications industry, delays in the expansion of networks by existing customers, the financial condition and strategy of our OEM partners, lower than expected customer orders, competitive pressures, technological difficulties encountered in developing new products, the availability of capital to service providers, the ability to timely adopt the Angel product for the international marketplace, achieving revenues from the Angel product in the second half of 2002, and Netro's ability to manufacture and sell the Angel product on a cost-effective basis. We expressly disclaim any responsibility to update any projections contained herein. Further information regarding these and other risks is included in Netro's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, in Netro's Quarterly Reports on Form 10-Q for the three months ended March 31, 2002 and for the six months ending June 30, 2002 and in its other filings with the Securities and Exchange Commission.

Media Contact

Jeff Lloyd
Sitrick & Company, Inc.
(310) 788-2850

Investor Contact

Sanjay Khare, CFO
Netro Corporation
(408) 216-1500